Exhibit 99.1

Michigan hospital purchases the VisualMED Clinical Information System.
Southwest Regional Rehabilitation Center will implement in Q2 2005.

MONTREAL, February 9, 2005 - VisualMED Clinical Solutions Corp. (VMCS OTCBB) announces today that it has successfully concluded the sale of its flagship product, the VisualMED Clinical Information System (CIS), to Southwest Regional Rehabilitation Center of Battle Creek, Michigan. The VisualMED CIS will be implemented in the new facility opening in the second quarter of 2005.

Founded in 1921, the Southwest Regional Rehabilitation Center has been wholly dedicated to rehabilitation medicine since 1963. The Center is an independent privately held not-for-profit Acute Medical Rehabilitation facility accredited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and the Council of Professional Services Accreditation of the American Speech-Language-Hearing Association (CPSA-ASHA).

The Center's interdisciplinary team is comprised of professionals in the areas of rehabilitation nursing, physical therapy, occupational therapy, recreational therapy, aquatic therapy, audiology, speech/language pathology, medical social work and sports medicine. The center provides specialized comprehensive rehabilitation therapy services for all age groups. It is the center's goal to assist patients in attaining the highest functional level possible and to enhance their quality of life though the rehabilitation process.

The VisualMED CIS to be deployed at Southwest Regional has been in continuous operation at Physicians Hospital in El Paso, Texas since June 2004. In El Paso, the system is used by all physicians, nurses, and paramedical staff for all aspects of patient care documentation. Containing core CPOE with more than 30 levels of decision support, every prescription is "written" electronically, and each is evaluated for safety and quality of care in real time. All progress notes are entered electronically and maintained in a comprehensive electronic patient record. Since the VisualMED implementation, hospital staff can access an integrated electronic patient record through a single user interface. The VisualMED Clinical Information System at Southwest Regional will be linked to the previously installed CPSI Information system so information collected from legacy informatics sources is seamlessly available.

About the company and its products

The VisualMED Clinical Information System (CIS) is a unique software application built to conform to the way doctors and nurses provide and document patient care. The VisualMED CIS is the only solution of its kind to have been wholly designed by practicing medical staff in terms of both workflow and user interface. State-of-the art design is at the basis of product scalability - the only CIS that can be implemented across a single care unit, hospital, or region. Unique design features allow system decision support to conform to local practice, yet incorporate "best practice" guidelines across a region as a turnkey solution, depending on needs of individual clients. From a purely technical perspective, object-oriented design and table-driven programming allows for cost-effective development that can rapidly respond to advances in medicine and surgery and informatics, itself.

VisualMED Clinical Solutions Corp. markets and distributes clinical management solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, Computerized Physician Order Entry (CPOE), is a core solution in the new agenda to promote greater patient safety and reduce the growing death rate from medication errors.

Detailed information on our company and its products is available on our web site at www.visualmedsolutions.com.

For additional information concerning Southwest Regional Rehabilitation Center of Battle Creek, see www.sw-rehab.org/.

Contact:

Barry Scharf, COO
Tel.: 514-274-1115
bscharf@visualmedsolutions.com

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.